Exhibit 99.01

Valero Energy Corporation Provides Second Quarter 2013 Interim Update

SAN ANTONIO, July 11, 2013 – Valero Energy Corporation (NYSE: VLO) announced today that the company expects to report net income attributable to Valero stockholders in the range of $0.80 to $0.90 per share for the second quarter of 2013. Included in this estimate are after-tax charges of approximately $29 million, or $0.05 per share, related to costs incurred in connection with the May 1 spinoff to Valero’s shareholders of CST Brands. Also included in this estimate are charges of approximately $52 million ($34 million after taxes) related to environmental and legal matters, and those charges will be reflected in general and administrative expenses.

The second quarter 2013 refining segment earnings are estimated to decrease versus the second quarter of 2012, primarily due to significantly lower discounts for heavy sour crude oil, higher natural gas costs, higher costs to comply with the Renewable Fuels Standard, and turnaround and maintenance activity at the Quebec City, McKee, Meraux, and Port Arthur refineries.

As a reminder, Valero management will host a conference call on July 23, 2013 at 10:00 a.m. CT to discuss second quarter earnings results, which will be released earlier that day, and provide an update on company operations. Persons interested in listening to the presentation live via the internet may log on to Valero’s web site at www.valero.com.

About Valero

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,500 people, and assets include 16 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 10 ethanol plants with a combined production capacity of 1.2 billion gallons per year, and a 50-megawatt wind farm. More than 7,300 outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Contacts

Investors: Ashley Smith, Vice President – Investor Relations, 210-345-2744

Media: Bill Day, Vice President – Community and Media Relations, 210-345-2928

Safe-Harbor Statement

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.